Coopers                                                 Coopers & Lybrand L.L.P.
& Lybrand                                          a professional services firm




IV. Report of Independent Accountants


USA Group Loan Services, Inc.
8085 Knue Road
Indianapolis, Indiana 46250

We have examined the assertions of USA Group Loan Services, Inc. (Loan Services) management that Loan Services complied with the requirements described on the foregoing pages, relative to Loan Services' preparation of quarterly Lender's Interest and Special Allowance Request and Reports (ED Form 799s) prepared and either submitted to its customers for their submission to the U.S. Department of Education (ED) or submitted directly to ED on behalf of certain customers during year ended September 30, 1996. Loan Services' management is responsible for compliance with those requirements. Our responsibility is to express an opinion on management's assertions about Loan Services' compliance based on our examination.

Our examination was made in accordance with Government Auditing Standards, issued by the Comptroller General of the United States; standards established by the American Institute of Certified Public Accountants; and the Audit Guide, Compliance Audits (Attestation Engagements) of the Federal Family Education Loan Program at Participating Lenders (the Audit Guide), issued by the U.S. Department of Education, Office of Inspector General, dated March 1995 and, accordingly, included examining, on a test basis, evidence about Loan Services' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Loan Services' compliance with specified requirements.

In our opinion, management's assertions that Loan Services complied with the aforementioned requirements relative to the quarterly ED Form 799s prepared by Loan Services during the year ended September 30, 1996 are fairly stated, in all material respects.

As noted in Section II of this report, ED provided FFEL Program participants additional time for implementation of certain regulations. Loan Services' implementation of these provisions is noted in Section II of this report.

The report is intended solely for the use of Loan Services' management, Loans Services' customers and their independent auditors.


/s/ Coopers + Lybrand L.L.P.

Indianapolis, Indiana
November 11, 1996


Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.